EXHIBIT 5

AMENDED AND RESTATED JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of Amendment No. 3 to Schedule 13D (including additional amendments thereto) with respect to the shares of common stock, $0.0001 par value per share, of United Homes Group, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an exhibit to such Amendment No. 3 to Schedule 13D.

Dated: June 11, 2024

/s/ Michael P. Nieri	/s/ R. Shelton Twine
MICHAEL P. NIERI	R. SHELTON TWINE

/s/ Pennington W. Nieri	/s/ Maigan Nieri Lincks
PENNINGTON W. NIERI	MAIGAN NIERI LINCKS

/s/ Patrick M. Nieri
PATRICK M. NIERI

PWN TRUST 2018 dated 7/17/2018	MEN TRUST 2018 dated 7/17/2018

/s/ Pennington W. Nieri	/s/ Maigan Nieri Lincks
Pennington W. Nieri, Co-Trustee	Maigan Nieri Lincks, Co-Trustee

/s/ R. Shelton Twine	/s/ R. Shelton Twine
R. Shelton Twine, Co-Trustee	R. Shelton Twine, Co-Trustee

PMN TRUST 2018 dated 7/17/2018	MPN GRANDCHILDREN’S TRUST 2023 DATED
SEPTEMBER 12, 2023
/s/ Patrick M. Nieri
Patrick M. Nieri, Co-Trustee	/s/ Pennington W. Nieri
Pennington W. Nieri, Trustee
/s/ R. Shelton Twine
R. Shelton Twine, Co-Trustee

WHITE ROCK CAPITAL, LLC

/s/ Pennington W. Nieri
Pennington W. Nieri, Manager